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                                                                     EXHIBIT 5.0

            [Letterhead of Hinkle, Hensley, Shanor & Martin, L.L.P.]

                                February 20, 2002

First State Bancorporation
7900 Jefferson, N.E.
Albuquerque, New Mexico 87109

Ladies and Gentlemen:

         We refer to the proposed issuance and sale of shares of Common Stock, no par value (the "Shares"), of First State Bancorporation (the "Company") for which the Company is filing a Post-Effective Amendment No. 1 to a Registration Statement on Form S-8 (Registration No. 333-92795) (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the Company's 1993 Stock Option Plan, as amended (the "Plan").

         We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable to render this opinion.

         On the basis of the foregoing, we advise you that, in our opinion the Shares have been duly authorized, and when certificates therefor have been duly executed and delivered pursuant to the Plan, the shares will be legally issued, fully paid, and nonassessable by the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                  /s/ Hinkle, Hensley, Shanor & Martin, L.L.P.

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